EXHIBIT 10.51

EXECUTION COPY

EMPLOYMENT AGREEMENT

between

HUDSON CITY BANCORP, INC.

and

ANTHONY J. FABIANO

Made and Entered into

as of December 16, 2014

HUDSON CITY BANCORP, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 16, 2014 between HUDSON CITY BANCORP, INC., a business corporation organized and operating under the laws of the State of Delaware and having an office at West 80 Century Road, Paramus, New Jersey 07652-1473 (the “Company”) and ANTHONY J. FABIANO, an individual residing at 77 Hamlin Road, Mahopac, New York 10541 (the “Executive”).

INTRODUCTORY STATEMENT

The Executive currently serves the Company and HUDSON CITY SAVINGS BANK, a savings bank organized and operating under the federal laws of the United States with an office at West 80 Century Road, Paramus, New Jersey 07652-1473, and a wholly owned subsidiary of the Company (the “Bank”), in an executive capacity pursuant to an Amended and Restated Two-Year Change of Control Agreement between the Executive, the Company and the Bank last amended and restated as of January 1, 2010, and amended on December 14, 2012 and October 9, 2014 (the “Prior Agreement”). In light of the Executive’s recent promotion to the offices of President and Chief Operating Officer, the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company to replace the Prior Agreement with an employment agreement that includes the terms and conditions set forth below. Executive has agreed to this Agreement as a replacement for the Prior Agreement.

The terms and conditions which the Company and the Executive have agreed to are as follows.

AGREEMENT

Section 1. Employment.

The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Assurance Period.

(a) The Company shall employ the Executive during an initial period of two (2) years beginning on the date hereof (the “Effective Date”) and ending on the day before the second (2nd) anniversary of the Effective Date, and during the period of any additional extension described in section 2(b) (the “Employment Period”).

(b) Upon the first Change of Control, if any, that occurs before the second (2nd) anniversary of the Effective Date, the Employment Period shall be extended to end on the day before the second (2nd) anniversary of such Change of Control.

(c) Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Assurance Period” as of any date shall mean the period beginning on the date of termination of the Executive’s employment and ending on the day before the second (2nd) anniversary of such termination.

(d) Nothing in this Agreement shall be deemed to prohibit the Company from terminating the Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Company and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the Employment Period or prohibit the Bank and the Executive from agreeing to an extension of the Employment Period. If the Executive’s employment continues beyond the expiration of the Employment Period, any such continuation shall be on an “at-will” basis unless the Company and the Executive agree otherwise.

Section 3. Duties.

(a) The Executive shall serve as President and Chief Operating Officer of the Company. The Executive shall have such power, authority and responsibility and perform such duties as are prescribed by or under the By-Laws of the Company, and as are customarily associated with such positions. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence, and other than his performance of services pursuant to the terms of the employment agreement between the Bank and the Executive, dated as of the Effective Date (“Bank Agreement”)) to the business and affairs of the Company and shall use his best efforts to advance its best interests.

(b) If duly elected, the Executive shall serve as a member of the Board and in such positions, if any, as a member of the Board to which Executive may be elected from time to time, without additional remuneration therefor; provided, however, that failure to elect or reelect the Executive to any position as a member of the Board shall not by itself constitute a breach of the Agreement or entitle the Executive to severance benefits hereunder.

Section 4. Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an initial annual rate of Six Hundred Thousand dollars ($600,000), payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. The Board shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, in its discretion, approve a salary increase. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with the terms of this Agreement, but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s customary practices in each case as applied to senior executive officers of the Company.

Section 6. Indemnification and Insurance.

(a) During the Employment Period and for a period of six years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the Company’s request. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the Company’s request to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives.

Section 8. Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written, or at such other location as the Company and the Executive may mutually agree upon. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall (i) reimburse the Executive for his ordinary and necessary business expenses, incurred in the performance of his duties under this Agreement (including but not limited to travel and entertainment expenses) that are excludible from the Executive’s gross income for federal income tax purposes; (ii) reimburse the Executive for fees for memberships in such clubs and organizations and such other expenses as the Executive and the Company shall mutually agree are necessary and appropriate for business purposes, in each case as soon as practicable following presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require, and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred.

Section 9. Termination of Employment Due to Death.

The Executive’s employment with the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive’s death. In such event:

(a) The Company shall pay to the Executive’s estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Executive’s termination of employment.

(b) The Company shall provide the benefits, if any, due to the Executive’s estate, surviving dependents or designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Company, including the annual bonus plan (if any) to which the Executive is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his or her termination occurs, to be paid at the same time and on the terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 10. Termination Due to Disability.

The Company may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Board, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination. In such event:

(a) The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements, the Company shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Bank or the Company (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Assurance Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Assurance Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

Section 11. Discharge with Cause.

(a) The Company may terminate the Executive’s employment during the Employment Period, and such termination shall be deemed to have occurred with “Cause” only if:

(i) the Board, by a majority vote of its membership, determines that the Executive (A) has willfully and intentionally failed to perform his assigned duties under this Agreement in any material respect (including, for these purposes, the Executive’s inability to perform such duties as a result of drug or alcohol dependency); (B) has willfully and intentionally engaged in dishonest or illegal conduct in connection with his performance of services for the Company or has been convicted of a felony; (C) has willfully violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order with respect to his performance of services for the Company; or (D) has willfully and intentionally breached the material terms of this Agreement in any material respect; and

(ii) at least forty-five (45) days prior to the votes contemplated by section 11(a)(i), the Company has provided the Executive with notice of intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii) after the giving of the Notice of Intent to Discharge and before the taking of the votes contemplated by section 11(a)(i), the Executive (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board for the purpose of refuting the alleged grounds for Cause for his discharge; and

(iv) after the votes contemplated by section 11(a)(i), the Company has furnished to the Executive a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution adopted by the Board, certified by the corporate secretary and signed by each member of the Board voting in favor of adoption of the resolution, authorizing the termination of the Executive’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).

For purposes of this section 11, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(b) If the Executive is discharged during the Employment Period with Cause, the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only. Following the giving of a Notice of Intent to Discharge, the Company may temporarily suspend the Executive’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged, or is discharged without Cause, within forty-five (45) days after the giving of a Notice of Intent to Discharge, all payments withheld during the period of suspension shall be promptly restored and, if no termination has occurred, payments of salary and cash compensation shall resume. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Executive during the period beginning with the giving of the Notice of Intent to Discharge and ending with the Executive’s discharge with Cause shall be retained by the Executive and shall not be applied to offset the Standard Termination Entitlements. If the Company does not give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge.

Section 12. Discharge without Cause.

The Company may discharge the Executive at any time during the Employment Period and, unless such discharge constitutes a discharge with Cause:

(a) The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements:

(i) During the Assurance Period, the Company shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Executive’s termination. The coverage provided under this section 12(b)(i) may, at the election of the Company, be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 12(b)(i); provided, however, that if the Bank determines in its reasonable judgment that providing such coverage under the Bank’s health insurance program may result in a violation of applicable law, the imposition of any penalties under applicable law or adverse tax consequences for participants covered by the Bank’s health insurance program, the Bank may (or if such coverage would result in income to the Executive due to application of section 105(h) of the Code, the Bank will) terminate such coverage with respect to the Executive and instead provide the Executive with a taxable cash payment during each month of the Assurance Period to end after such coverage is terminated, with each such payment equal (on an after-tax basis) to the excess of (x) the monthly Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) premium for such coverage, over (y) the monthly employee contribution for such coverage, in each case as in effect immediately prior to the Executive’s termination.

(ii) The Company shall make a lump sum payment to the Executive (or, in the event of his death before payment, to his estate), in an amount equal to the estimated present value of the salary that the Executive would have earned if he had continued working for the Company during the Assurance Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Salary Severance Payment”). The Salary Severance Payment shall be computed using the following formula:

where: “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “BS” is the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination; “PR” is the number of payroll periods that occur during a year under the Company’s normal payroll practices; “I” equals the applicable federal short term rate established under section 1274 of the Internal Revenue Code of 1986 (the “Code”) for the month in which the Executive’s termination of employment occurs (the “Short Term AFR”) and “n” equals the product of the Assurance Period at the Executive’s termination of employment (expressed in years and fractions of years) multiplied by the number of payroll periods that occur during a year under the Company’s normal payroll practices. The Salary Severance Payment shall be made on the day sixty (60) days after the Executive’s termination of employment and shall be in lieu of any claim to a continuation of base salary which the Executive might otherwise have and in lieu of cash severance benefits under any severance benefits program which may be in effect for officers or employees of the Company.

(iii) The Company shall make a lump sum payment to the Executive (or, in the event of his death before payment, to his estate), in an amount equal to the estimated present value of the annual bonuses (if any) that the Executive would have earned if he had continued working for the Company during the Assurance Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:

BSP = SSP x (ABP / ASP)

where: “BSP” is the amount of the Bonus Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “ABP” is the aggregate of the annual bonuses paid or declared (whether or not paid) for the most recent period of three (3) calendar years to end on or before the Executive’s termination of employment; and “ASP” is the aggregate base salary actually paid to the Executive during such period of three (3) calendar years (excluding any year for which no bonus was declared or paid). The Bonus Severance Payment shall be made on the day sixty (60) days after the Executive’s termination of employment and shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Company which the Executive might otherwise have.

(iv) The Company shall pay to the Executive (or in the event of his death, to his estate), an amount equal to the excess (if any) of: (A) the present value of the aggregate benefits to which he would be entitled under any and all tax-qualified and non-tax-qualified defined benefit plans maintained by, or covering employees of, the Company (the “Pension Plans”) if he had continued working for the Company during the Assurance Period; over (B) the present value of the benefits to which the Executive and his spouse and/or designated beneficiaries are actually entitled under such plans (the “Pension Severance Payment”). The Pension Severance Payment shall be computed according to the following formula:

PSP = PPB – APB

where: “PSP” is the amount of the Pension Severance Payment (before deductions for applicable federal, state and local withholding taxes); “APB” is the aggregate lump sum present value of the actual vested pension benefits payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis of the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin, determined by reference to Table V of section 1.72-9 of the Income Tax Regulations (the “Assumed Life Expectancy”), and on the basis of an interest rate assumption equal to the “applicable interest rate” determined in accordance with section 417(e)(3) of the Code (the “417(e) Rate”); and “PPB” is the lump sum present value of the pension benefits (whether or not vested) that would be payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis that the Executive’s actual age at termination of employment is his attained age as of his last birthday that would occur during the Assurance Period, that his service for benefit accrual purposes under the Pension Plans is equal to the aggregate of his actual service plus the Assurance Period, that his average compensation figure used in determining his accrued benefit is equal to the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination, that the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin is the Assumed Life Expectancy and that the interest rate assumption used is equal to the 417(e) Rate. The Pension Severance Payment shall be converted into the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan, or, if no such non-qualified plan exists, shall be paid in a lump sum on the day sixty (60) days after the Executive’s termination of employment and shall be in lieu of any claim to any actual increase in his accrued benefits under the Pension Plans in respect of the Assurance Period.

(v) The Company shall pay to the Executive (or in the event of his death, to his estate) an amount equal to the present value of the additional employer contributions that would have been credited directly to his account(s) under any and all tax-qualified and non-tax qualified defined contribution plans maintained by, or covering employees of, the Company (the “Non-ESOP DC Plans”), plus the fair market value of the additional shares of employer securities or other property that would have been allocated to his account as a result of employer contributions or dividends under any tax-qualified leveraged employee stock ownership plan and any related non-tax-qualified supplemental plan maintained by, or covering employees of, the Company (the “ESOP Plans”) if he had continued in employment during the Assurance Period (the “Defined Contribution Severance Payment”). The Defined Contribution Severance Payment shall be computed according to the following formula:

DCSP = [SSP x (EC / BS)] + [(STK + PROP) x Y]

where: “DCSP” is the amount of the Defined Contribution Severance Payment (before deductions for applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before deductions for applicable federal, state and local withholding taxes); “EC” is the amount of employer contributions actually credited to the Executive’s accounts under the Non-ESOP Plans for the last plan year to end before his termination of employment; “BS” is the Executive’s compensation taken into account in computing EC; “Y” is the aggregate (expressed in years and fractions of years) of the Assurance Period and the number of years and fractions of years that have elapsed between the end of plan year for which EC was computed and the date of the Executive’s termination of employment; “STK” is the fair market value (determined by the final reported sales price for stock of the same class on the last trading day before the Executive’s termination of employment) of the employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment; and “PROP” is the fair market value (determined as of the day before the Executive’s termination of employment using the same valuation methodology used to value the assets of the ESOP Plans) of the property other than employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment. The Defined Contribution Severance Payment shall be converted into the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan, or, if no such non-qualified plan exists, shall be paid in a lump sum on the day sixty (60) days after the Executive’s termination of employment and shall be in lieu of any claim to any actual increase in his accounts under the Non-ESOP DC Plans and the ESOP Plans in respect of the Assurance Period.

(vi) [Reserved]

(vii) [Reserved]

The payments and benefits described in section 12(b) are referred to in this Agreement as the “Additional Termination Entitlements”.

Section 13. Resignation.

(a) The Executive may resign from his employment with the Company at any time. A resignation under this section 13 shall be effected by notice of resignation given by the Executive to the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by the Executive. The Executive’s resignation from any of the positions within the Company to which he has been assigned shall be deemed a resignation from all such positions.

(b) The Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within ninety (90) days after any of the following, provided that the Executive shall have given notice to the Company of the event or condition giving rise to Good Reason, within sixty (60) days after the onset of such event or condition, and the Company has not fully cured such event or condition within thirty (30) days after such notice is deemed given:

(i) a material diminution in the Executive’s authority, duties or responsibilities arising from the failure of the Company (whether by act or omission of the Board, or otherwise) to appoint or re-appoint or elect or re-elect the Executive to the position(s) with the Company specified in section 3 of this Agreement (other than to any such position as an officer of the Board) or to a more senior office;

(ii) if the Executive is or becomes a member of the Board, the failure of the Board or the Nominating Committee of the Board to nominate the Executive to election or re-election to membership at the expiration of his term of membership, unless such failure is a result of the Executive’s refusal to stand for election or reelection;

(iii) a material failure by the Company, whether by amendment of its certificate of incorporation or organization, by-laws, action of the Board or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Board);

(iv) a material reduction of the Executive’s rate of base salary in effect from time to time, or any material failure to pay any portion of the Executive’s compensation as and when due;

(v) any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner;

(vi) any material breach by the Company of any material term, condition or covenant contained in this Agreement; or

(vii) a material change in the Executive’s principal place of employment, without his consent, to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than twenty-five (25) miles away from the Executive’s principal residence and more than twenty-five (25) miles away from the location of the Bank’s principal executive office on the Initial Effective Date.

In all other cases, a resignation by the Executive shall be deemed to be without Good Reason. In the event of resignation, the Executive shall state in his notice of resignation whether he considers his resignation to be a resignation with Good Reason, and if he does, he shall state in such notice the grounds which constitute Good Reason.

(c) In the event of the Executive’s resignation before the expiration of the Employment Period, the Company shall pay and deliver the Standard Termination Entitlements. In addition, if the Executive’s resignation is deemed to be a resignation with Good Reason, the Company shall also pay and deliver the Additional Termination Entitlements.

Section 14. Terms and Conditions of the Additional Termination Entitlements.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages therefor under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on the receipt of: (a) the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them, and (b) a release of the Bank and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Bank, of any liability to the Executive, whether for compensation or damages, in connection with his employment with the Bank and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements, that becomes effective and irrevocable by its terms, if at all, no later than the sixtieth (60th) day immediately following the Officer’s termination of employment.

Section 15. Termination Upon or Following a Change of Control.

(a) A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the Initial Effective Date; or

(B) individuals who first became members of the Board of Directors of the Company after the Initial Effective Date either:

(1) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Board of Directors of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in section 15(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 15(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.

(c) Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company terminates due to death or disability within one (1) year after the occurrence of a Pending Change of Control and if a Change of Control occurs within two (2) years after such termination of employment, he (or in the event of his death, his estate) shall be entitled to receive the Standard Termination Entitlements and the Additional Termination Entitlements that would have been payable if a Change of Control had occurred on the date of his termination of employment and he had resigned with Good Reason immediately thereafter; provided, that payment shall be deferred without interest until, and shall be payable immediately upon, the actual occurrence of a Change of Control; provided further, however, that if and to the extent necessary to comply with section 409A of the Code, such payment shall only be made if a Change of Control is actually consummated within two years after such termination of employment and shall be made on the earliest of (A) the consummation of a Change of Control that is also a “change in control event” within the meaning of section 409A of the Code and (B) the second anniversary of the Executive’s death or “disability” within the meaning of section 409A of the Code.

(d) Notwithstanding anything in this Agreement to the contrary, for a period of one (1) year after the occurrence of a Change of Control, no discharge of the Executive shall be deemed a discharge with Cause unless the votes contemplated by section 11(a) of this Agreement are supported by at least two-thirds of the members of the Board at the time the vote is taken who were also members of the Board immediately prior to the Change of Control.

(e) Notwithstanding anything in this Agreement to the contrary, for purposes of computing the Additional Termination Entitlements due upon a termination of employment that occurs, or is deemed to have occurred, after a Change of Control, the Assurance Period shall be deemed to be the period beginning on the date of termination of the Executive’s employment and ending on the day before the third (3rd) anniversary of such termination.

Section 16. [Reserved]

Section 17. Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one year following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any city or county in the State of New Jersey or any other county in which the Company or the Bank maintains an office (“Competitive Market”); provided, however, that this section 17 shall not apply if the Executive is entitled to the Additional Termination Entitlements.

Section 18. Confidentiality.

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 18 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 19. Solicitation.

The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Company, he shall not, without the written consent of the Company and the Bank, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans, that conducts business within the Competitive Market;

(b) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, or making loans, that conducts business within the Competitive Market, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing such officer to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to such other entity;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company to terminate an existing business or commercial relationship with the Company.

Section 20. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 21. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 22. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

77 Hamlin Road

Mahopac, New York 10541

If to the Company:

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652-1473

Attention: Chairman, Compensation Committee

with a copy to:

Arnold & Porter LLP

399 Park Avenue

New York, New York 10022

Attention: Robert C. Azarow, Esq.

Section 23. Indemnification for Attorneys’ Fees.

(a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Unless it is determined that the Executive has acted frivolously or in bad faith, the Company shall pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with his consultation with legal counsel or arising out of any action, suit, proceeding, tax controversy or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code. This section 23(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change of Control.

(b) Any payment or reimbursement to effect indemnification under this section 23 shall be made no later than the last day of the calendar year following (i) the calendar year in which the Executive incurs the expense, or (ii) , if later, within sixty (60) days after the settlement or resolution that gives rise to the Executive’s right to reimbursement; provided, however, that the Executive shall have submitted to the Company documentation supporting such expenses at such time and in such manner as the Company may reasonably require.

Section 24. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 25. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 26. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 27. Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts entered into and to be performed entirely within the State of New Jersey. The federal and state courts having jurisdiction in Bergen County, New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of this Agreement or in any way relating to the rights or obligations of any person under or the acts or omissions of the Bank, the Board or any duly authorized person acting on their behalf in relation to the Agreement. By executing this Agreement, the Executive, for himself and any other person claiming any rights under the Agreement through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the sole jurisdiction of such courts for the adjudication and resolution of such disputes.

Section 28. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 29. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements (including, without limitation, the Prior Agreement), understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company shall reasonably deem necessary or appropriate to effect compliance with section 409A of the Code and the regulations thereunder (“Section 409A”) and to avoid the imposition of penalties and additional taxes under Section 409A, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Executive on a present value basis.

Section 30. Non-Duplication.

In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company, the Bank and all of their respective direct or indirect subsidiaries and affiliates.

Section 31. Relative Obligations of the Bank and the Company.

If the Executive performs services for both the Bank and the Company, any entitlement of the Executive to severance compensation and other termination benefits under this Agreement shall be determined on the basis of the aggregate compensation payable to the Executive by the Bank and the Company, and liability therefor shall be apportioned between the Bank and the Company in the same manner as compensation paid to the Executive for services to each of them; provided, however, that the Company shall be jointly and severally liable with the Bank for all obligations of the Bank under the Bank Agreement. It is the intent and purpose of this section 31 that the Executive have the same legal and economic rights that he would have if all of his services were rendered to and all of his compensation was paid by the Company. This section 31 shall be construed and enforced to give effect to such intent and purpose.

Section 32. Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder and Federal Deposit Insurance Corporation regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

Section 33. Section 409A of the Internal Revenue Code.

The Executive and the Company acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A or qualify for an exception from compliance. To that end, the Executive and the Company agree that:

(a) the insurance benefits provided in section 6(a) and the indemnification provided in section 6(b) are intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(10) as insurance and indemnification against claims based on acts or omissions as a service provider;

(b) the reimbursements of expenses and in-kind benefits described in section 8 and legal fee reimbursements described in section 23 are intended to satisfy the requirements for “reimbursement or in-kind benefit plans” described in Treasury Regulation section 1.409A-3(i)(1)(iv) and shall be administered to satisfy such requirements;

(c) [Reserved]

(d) the payment described in section 9(a) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(e) the benefits and payments described in section 12(b) are expected to comply with or be excepted from compliance with Section 409A on their own terms; provided, that the Salary Severance Payment described in section 12(b)(ii), the Bonus Severance Payment described in section 12(b)(iii) , the Pension Severance Payment described in section 12(b)(iv) and the Defined Contribution Severance Payment described in section 12(b)(v) are intended to be excepted from compliance with Section 409A as “short-term deferrals” pursuant to Treasury Regulation section 1.409A-1(b)(4) to the maximum extent permitted under such regulation;

(f) the benefits and payments on disability described in section 10 are intended to be excepted from compliance with Section 409A as “disability pay” pursuant to Treasury Regulation section 1.409A-1(a)(5); and

(g) the welfare benefits provided in kind under section 12(b)(i) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation section 1.409A-1(a)(5) and/or as benefits not includible in gross income.

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of the Executive’s termination of employment to the date of actual payment) to and paid on the later of the day five (5) days after the Executive’s earliest separation from service

(within the meaning of Treasury Regulation section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service. Each amount payable under this plan that is required to be deferred beyond the Executive’s separation from service, shall be deposited on the date on which, but for such deferral, the Company would have paid such amount to the Executive, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Company with the approval of the Executive (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Executive (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment-grade fixed-income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities. To the extent required by Section 409A, with respect to each reimbursement or in-kind benefit provided under this Agreement, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

Section 34. Excess Parachute Payments.

Notwithstanding anything to the contrary in this Agreement, if any payment of compensation to or for the benefit of the Executive, whether or not made under the terms of this Agreement, either alone or together with other payments and benefits which the Executive has received or has a right to receive, would be subject to the excise tax imposed by section 4999 of the Code, such payments and/or benefits shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of such payments or benefits being subject to the excise tax imposed under section 4999 of the Code; provided, however that no such reduction shall apply if the after-tax benefit to the Executive of the full amount of such payments and/or benefits is at least five percent (5%) greater than the after-tax benefit to the Executive of such payments and/or benefits after such reduction. For purposes of this section 33, “after-tax” shall mean after reduction for all applicable income and employment taxes, and for excise taxes under section 4999 of the Code. The amount of any required reduction shall be determined and applied in a manner calculated to maximize the after-tax value of the remaining payments and benefits. All calculations required to be made in order to determine whether payments would be subject to the excise tax imposed under section 4999 of the Code, including the assumptions to be utilized in arriving at such determination and the amount and application of any required reduction, shall be made by independent counsel retained by the Company for this purpose prior to the event or the closing of the transaction which results in the application of section 4999 of the Code or such other independent counsel or independent firm of certified public accountants as the Company may designate with the consent of the Executive (which consent shall not be unreasonably withheld or delayed) (the “Tax Advisor”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of demand from the Officer, or such earlier time as is requested by the Company. All fees and expenses of the Tax Advisor shall be borne solely by the Company. Any determination by the Tax Advisor shall be binding upon the Company and the Executive and all other interested parties in the absence of manifest error.

Section 35. M&T Merger Agreement.

The Company has entered into an Agreement and Plan of Merger by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation dated as of August 27, 2012, which was amended by Amendment No. 1 thereto made and entered into as of April 13, 2013 and Amendment No. 2 thereto made and entered into as of December 16, 2013 (as so amended and as may be amended from time to time, the “Merger Agreement”). While the Merger Agreement remains in effect and after the consummation, if any, of the transactions contemplated therein, notwithstanding anything in this Agreement to the contrary, each of the following shall apply:

(a) [Reserved]

(b) for purposes of calculating the Bonus Severance Payment under section 12(b)(iii), (A) any annual bonus paid or declared for the year 2014 shall be considered only to the extent that such bonus does not exceed Two Hundred Ninety Two Thousand Five Hundred dollars ($292,500), which is the target level established for such bonus; and (B) for any termination of employment on or after the effective date of a Change of Control, the Bonus Severance Payment shall not, under any circumstance, and notwithstanding any other calculation hereunder, be less than Five Hundred Twenty-Four Thousand Four Hundred Sixty One dollars ($524,461), the amount of such severance payment that would have resulted in respect of a termination as of August 27, 2012;

(c) Notwithstanding anything in this agreement to the contrary, for purposes of calculating the Defined Contribution Severance Payment under Section 12(b)(v) for any termination on or after the effective date of a Change in Control in connection with which the Company or the Bank has agreed to the termination of any tax-qualified leveraged employee stock ownership plan maintained by the Company or the Bank, the fair market value of the additional shares of employer securities or other property that would have been allocated to the Executive’s account as a result of employer contributions or dividends under such plan and the corresponding allocations under any related non-tax-qualified supplemental plan maintained by the Company or the Bank shall be considered to be zero (0).

In the event that the transactions contemplated by the Merger Agreement are not consummated and the Merger Agreement is terminated, following such termination, the provisions of this section 34 shall cease to be of further force or effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

/s/ Anthony J. Fabiano
ANTHONY J. FABIANO

HUDSON CITY BANCORP, INC.

Attest:

By	/s/ Veronica A. Olszewski	By	/s/ Denis J. Salamone
	Name: Veronica A. Olszewski		Name: Denis J. Salamone
	Title: Senior Vice President and Corporate Secretary		Title: Chairman and Chief Executive Officer

[Seal]